Exhibit 10.10

REGIONS FINANCIAL CORPORATION

2012 Annual Salary Stock Unit Award Agreement

AWARD AGREEMENT dated as of the 14th day of December, 2011 by and between Regions Financial Corporation and [                    ]. The Company has awarded you annual salary stock units (“Salary Stock Units”) in the form of restricted stock units (“RSUs”). This Award Agreement sets forth the terms and conditions of the RSUs underlying your Annual Salary Stock Units.

1. Annual Salary Stock Units.

(a) Beginning as of January 1, 2012, your Annual Salary Stock Units will accrue and be earned equally over the course of the year, subject to your continued employment. Your Annual Salary Stock Units may be changed from time to time by the Committee, including to increase, decrease or terminate your Annual Salary Stock Units. Your Annual Salary Stock Units will be given effective January 1, 2012.

(b) On each Grant Date you will be issued RSUs equal to (1) the amount of your Annual Salary Stock Units earned over the relevant payroll period, net of any applicable tax withholdings and deductions (e.g., FICA and FUTA) pursuant to Paragraph 4(a), divided by (2) the closing price of a share of Common Stock on the New York Stock Exchange on that date (or, if the New York Stock Exchange is closed on the Grant Date, on the last preceding date on which the Common Stock was traded on that exchange).

2. Vesting; Settlement.

(a) RSUs granted pursuant to the Award shall be immediately vested on the applicable Grant Date and will be payable solely in cash.

(b) RSUs granted in respect of a Grant Date will be payable in a single installment, on January 1, 2013, or, if earlier, your death (a “Payout Date”). If the New York Stock Exchange is closed on a Payout Date, then the applicable installment will be calculated using the closing price of a share of Common Stock on the New York Stock Exchange on the last preceding date on which the Common Stock was traded on that exchange. If a Payout Date does not occur on a regular payroll date, the payment will be made on the payroll date immediately following the relevant Payout Date, in each case, net of any applicable tax withholdings and deductions (e.g., income taxes) pursuant to Paragraph 4(a).

3. Termination. Your rights in respect of future grants under the Award shall immediately terminate if at any time your employment with the Company terminates for any reason, except that you shall be entitled to receive a final grant of RSUs determined in accordance with Paragraph 1 for any portion of your Annual Salary Stock Units that you had accrued through the date of your termination of employment but had not yet been paid. In addition, your right to future Annual Salary Stock Units under this Award Agreement will terminate on December 31, 2012.

4. Withholding.

(a) The Company will satisfy applicable tax withholdings and make applicable deductions in respect of Annual Salary Stock Units earned by you over a payroll period and issue RSUs pursuant to Paragraph 1(b) in respect of the remainder. On a Payment Date, the Company will satisfy any additional tax withholding applicable to the cash paid to you upon settlement of the RSUs.

(b) In all cases, you shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that may be incurred in connection with the issuance of RSUs and the payment of cash upon settlement of the RSUs.

5. No Rights to Continued Employment; Impact on Other Plans. Nothing in this Award Agreement shall be construed as giving you any right to continued employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your employment. Your Annual Stock Salary Units will be taken into account for purposes of determining benefits under other compensation and benefit plans, programs, policies and arrangements maintained by the Company as provided for in each such plan as determined by the Company in its sole discretion.

6. Amendment; Committee Discretion. The Committee may at any time amend the terms and conditions set forth in this Award Agreement; provided that, notwithstanding the foregoing, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement with respect to amounts that you have already earned and accrued without your prior written consent (or the consent of your estate, if such consent is obtained after your death) and any such amendment shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee. Subject to the other provisions of this Paragraph 6, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

7. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

8. TARP Restrictions. Compensation under this Award Agreement is subject to applicable regulations issued by the U.S. Department of the Treasury and applicable requirements of agreements between the Company and the U.S. government, as the same are in effect from time to time. You may receive compensation under this Award Agreement only to the extent that it is consistent with those regulations and requirements.

9. Definitions. The following terms shall have the meanings set forth below:

“Award” means the award of Annual Salary Stock Units pursuant to this Award Agreement.

“Award Agreement” means this award agreement, as it may be amended, supplemented or replaced from time to time.

“Committee” means the Compensation Committee of the Board of Directors of Regions, including any substitute or successor committee or any action by the Board of Directors of Regions in the capacity of such committee.

“Common Stock” means the common stock of Regions, par value $.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof.

“Grant Date” means each date that your base salary with the Company is payable in accordance with the Company’s payroll practices then in effect.

“Regions” or the “Company” means Regions Financial Corporation.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed and delivered as of December 14, 2011.

REGIONS FINANCIAL CORPORATION

By:	O. B. Grayson Hall, Jr.
Title:	President and Chief Executive Officer

Recipient:	<name>

Annual Salary Stock Units:	$ per year

Agreed:
Signature

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